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Exhibit (a)(5)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

ECC International Corp.

at

$5.25 Net per Share

by

CDA Acquisition Corporation,
a Wholly Owned Subsidiary of
Cubic Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 24, 2003 UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase, dated August 27, 2003 (the "Offer to Purchase"), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by CDA Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Cubic Corporation, a Delaware corporation ("Cubic"), to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Shares"), of ECC International Corp., a Delaware corporation ("ECC"), at a price of $5.25 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of ECC from the Chief Executive Officer of ECC, accompanied by ECC's Solicitation/Recommendation Statement on Schedule 14D-9.

        We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The offer price for the Offer is $5.25 per Share, net to the seller in cash (without interest thereon) (the "Offer Price"), upon the terms of and subject to the conditions to the Offer.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below), Shares that, together with any shares of ECC common stock then owned by Cubic or any wholly owned subsidiary of Cubic (including the Purchaser), represent a majority of the "Fully Diluted Number of Company Shares," which is defined in the Merger Agreement as the sum of all shares of ECC capital stock outstanding immediately prior to our acceptance of tenders pursuant to the Offer, plus the aggregate number of shares of ECC capital stock issuable upon the exercise of any then-outstanding "in the money" options, warrants or other rights to acquire capital stock of ECC or upon the conversion of any then-outstanding security convertible into capital stock of ECC. An option or warrant is considered "in the money" for these purposes if the exercise price of such option or warrant is less than $5.25 per share. The foregoing condition is referred to as the "Minimum Condition." Each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC have entered into stockholder tender agreements with Cubic pursuant to which they have agreed, in their respective capacities as stockholders of ECC, to tender all of their shares of ECC common stock, as well as any additional shares of ECC common stock that they may acquire (pursuant to ECC stock options or otherwise), to the Purchaser in the Offer, and to also cause any person that they or any of their affiliates or associates controls to do so. The parties to the stockholder tender agreements have also agreed to vote all of their shares of ECC common stock, and to also cause any person that they or any of their affiliates or associates controls to vote all of such person's shares of ECC common stock, against any action that would result in a breach of the Merger Agreement (as defined below), against any competing acquisition proposal, against any proposal to change a majority of the board of directors of ECC, against any action that would cause the conditions to the acceptance of the Offer or completion of the Merger (as defined below) not to be met and against any action intended or reasonably expected to interfere with the Offer or Merger. The Offer is subject to certain other conditions contained in Sections 1 and 13 of the Offer to Purchase.

          4.     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 20, 2003 (the "Merger Agreement"), by and among Cubic, the Purchaser and ECC pursuant to which, following the purchase of shares of ECC common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into ECC (the "Merger"), with ECC surviving the Merger as a wholly owned subsidiary of Cubic. As a result of the Merger, each outstanding Share (other than Shares owned by Cubic, the Purchaser, ECC or any wholly owned subsidiary of Cubic or ECC, or by any stockholder of ECC who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

          5.     ECC's board of directors has, at a meeting held on August 20, 2003, by the unanimous vote of all directors of ECC, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of ECC's stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware, and (iii) declared that the Merger Agreement is advisable. Accordingly, ECC's board of directors unanimously recommends that the stockholders of ECC accept the Offer and tender their shares of ECC common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement and approve the Merger.

          6.     The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on September 24, 2003 (the "Expiration Date"), unless the Offer is extended by the Purchaser, in which event the term Expiration Date shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

          7.     Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

          8.     Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

        Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message described in the Offer to Purchase, and any other required documents, must be received by the Depositary prior to the Expiration Date and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation described in the Offer to Purchase must be received by the Depositary prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.

        Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
OF ECC INTERNATIONAL CORP.

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of CDA Acquisition Corporation, dated August 27, 2003 (the "Offer to Purchase"), and the Letter of Transmittal relating to shares of common stock, par value $0.10 per share (the "Shares"), of ECC International Corp., a Delaware corporation.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

        Number of Shares to be Tendered(1):

(1)
Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

                                 Shares

SIGN HERE
Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:                         , 200

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Offer to Purchase for Cash All Outstanding Shares of Common Stock of ECC International Corp. at $5.25 Net per Share by CDA Acquisition Corporation, a Wholly Owned Subsidiary of Cubic Corporation